Exhibit 3.42

THE COMPANIES ACTS 1985 AND 1989

PRIVATE COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

of

BRINTEL HOLDINGS LIMITED

(as adopted by Special Resolution passed on 26 January 1993

and further amended by Special Resolution passed

on 31st March 1993)

1	PRELIMINARY

1.1	The regulations contained in Table A as prescribed by the regulations made under the Act in force at the date of the adoption of these Articles of Association (hereinafter referred to as “Table A”) shall apply to the Company in so far as these Articles do not exclude or modify Table A. References in these Articles to any regulation is to that regulation as set out in Table A and references to Articles are to these Articles of Association.

1.2	In these Articles the following words and expressions shall have the meanings set out below:

	‘A’ Ordinary Shares	‘A’ Participating Ordinary Shares of £0.20 each in the capital of the Company having the rights set out in Article 2.4

	‘A’ Preference Shares	Cumulative Redeemable ‘A’ Preference Shares of £1 each in the capital of the Company having the rights set out in Article 2.2(a)

	the Act	the Companies Act 1985 including every statutory modification or re-enactment thereof for the time being in force acting in concert as defined under the City Code on Takeovers and Mergers for the time being

	Arrears	in relation to any share, all accruals, deficiencies and arrears of any dividend payable in respect of such share, whether or not earned or declared and irrespective of whether or not the Company has had at any time sufficient distributable profits to pay such dividend together with all interest and other amounts payable thereon

the Auditors	the auditors for the time being of the Company

‘B’ Preference Dividend	the dividends payable under Article 2.3(a)

‘B’ Preference Shares	Cumulative Redeemable ‘B’ Preference Shares of £1 each in the capital of the Company having the rights set out in Article 2.3

Control	as defined under section 840 of the Income and Corporation Taxes Act 1988

the Directors	the directors for the time being of the Company or a quorum of such directors present at a meeting of the directors

the Dividend Date (s)	the date or dates when the Preference Dividend is due for payment in accordance with the terms of these Articles

Eligible Employee	any person who is a director or employee of a Participating Company who is required to devote to his duties not less than 25 hours per week (excluding meal breaks)

Investment Fund	any partnership, trust, company, person or other entity whose activities consist of holding securities for investment purposes and including any persons which would be entitled to be a Permitted Transferee of such partnership, trust, company, person or entity

Listing	a successful application being made to the Council of The London Stock Exchange for all or any of the Ordinary Share Capital of the Company to be admitted to the Official List

Majority	as regards members of a class or classes of shares, a majority by reference to the number of shares of such class or classes held and not by reference to the number of members holding shares of such class or classes

a Member of the same Group	as regards any company, a company which is for the time being a holding company or a subsidiary of that company or of any such holding company (the expressions “subsidiary” and “holding company” interpreted in accordance with sections 736 and 736A of the Act)

the Ordinary Share Capital	the issued Ordinary Shares and ‘A’ Ordinary Shares

Ordinary Shares	Ordinary Shares of £0.20 each in the capital of the Company having the rights set out in Article 2.5

Participant	any Eligible Employee who has acquired and holds Scheme Shares

Participating Company	the Company and any company which is a Member of the same Group as the Company nominated by the Directors to be a Participating Company and bound by the provisions of the Scheme

Participating Dividend	the dividend payable under Article 2.4(a) (i)

Permitted Transfer	a transfer of shares authorised by Article 4

Permitted Transferee	a person, firm or unincorporated association to whom or which shares have been transferred pursuant to a Permitted Transfer

Post-tax Profits	the consolidated profits after taxation of the Company and its subsidiaries for the relevant financial year as disclosed by the audited accounts of the Company and its subsidiaries

Preference Dividends	the ‘A’ Preference Dividend and the ‘B’ Preference Dividend

Preference Shares	the ‘A’ Preference Shares and the ‘B’ Preference Shares

Redemption Date	whichever shall be applicable of:

(a) the date in the table in Article 2.2(d) (i); or

(b) the date determined by the Directors pursuant to the discretion in Article 2.3(d) (i); or

(c) the date of a Sale or Listing; or

(d) the date specified in a notice under Article 2.2(d) (iii); or

(e) the date specified in a notice under Article 2.3(d) (iii)

Relevant Executive	a person who, having been at any time a director or employee of, or a consultant to, the Company or any subsidiary of the Company, shall subsequently have ceased to be any of the foregoing and who is a holder of shares in the Company within two days following the date of adoption of these Articles

the Relevant Shares	(so far as the same remain for the time being held by any Transferee Company) the shares originally acquired by such Transferee Company and any additional shares issued to such Transferee Company by way of capitalisation or acquired by such Transferee Company in exercise of any right or option granted or arising by virtue of the holding of the Relevant Shares or any of them or the membership thereby conferred

Sale	the sale of any of the Ordinary Share Capital to any person resulting in that person together with any person acting in concert (within the meaning given in the City Code on Takeovers and Mergers as in force at the date of the adoption of these Articles) with such person holding more than 50% of the Ordinary Share Capital and for the purposes of these Articles, the persons who are holders of the Preference Shares at the date of adoption of these Articles or within two days thereafter shall not be deemed to be acting in concert with each other

Scheme	the Brintel Employee Share Scheme, established and constituted by Deed of Trust dated 30th March 1993 and applicable Rules and made between the Company and the Scheme Trustees, as such Deed of Trust and Rules may from time to time be amended in accordance with the terms thereof

Scheme Shares	Ordinary Shares which are acquired and held pursuant to the Scheme

Scheme Trustees	the trustees or trustee for the time being of the Scheme

Service Agreement	includes any written or other contract of employment or for services

Subscription Price	in relation to any share, the amount paid up or credited as paid up thereon (including the full amount of any premium at which such share was issued whether or not such premium is applied for any purpose thereafter)

UK Investment Fund	an Investment Fund which is incorporated or resident in, or is managed or advised by persons who are or an entity which is incorporated or resident in the United Kingdom

Transferee Company	a company for the time being holding shares in consequence, directly or indirectly, of a transfer or series of transfers of shares between Members of the same Group (the relevant Transferor Company in the case of a series of such transfers being the first transferor in such series)

Transferor Company	a company (other than a Transferee Company) which has transferred or proposes to transfer shares to a Member of the same Group

Transfer Notice	a notice in accordance with Article 5 that a member desires to transfer his shares

2	SHARE CAPITAL

2.1	Authorised Share Capital

The share capital of the Company at the date of adoption of these Articles is £10,507,614 divided into 6,750,000 ‘A’ Preference Shares, 3,250,000 ‘B’ Preference Shares, 1,000,000 ‘A’ Ordinary Shares and 1,538,070 Ordinary Shares. The Ordinary Shares, ‘A’ Ordinary Shares, ‘A’ Preference Shares and ‘B’ Preference Shares shall each constitute a separate class of share capital.

2.2	‘A’ Preference Shares

The ‘A’ Preference Shares shall entitle the holders thereof to the following rights:

(a)	as regards dividend the Company shall, subject to the Act, pay to the holders of the ‘A’ Preference Shares a fixed cumulative preferential dividend in priority to any other payment of dividend accruing on a daily basis from their respective dates of issue calculated in accordance with paragraphs (i) and (ii) below:

(i)	in respect of each financial year of the Company there shall be paid a dividend at such rates as are set opposite the respective financial years of the Company in the table below on the Subscription Price of such shares (such rates to be net of any advance corporation tax payable by the Company), such dividend to be payable six monthly in arrears on 30 June and 31 December in each financial year of the Company provided that the first payment of dividend hereunder shall be on 31 December 1993 in respect of the period from the date of adoption of these Articles to 31 December 1993:

Year Ending	‘A’ Preference Dividend rate (net of ACT)
31 December 1993:	6.0%
31 December 1994 and each financial year thereafter:	7.5%

(ii)	a special fixed cumulative preferential dividend in accordance with Article 2.2(d)(v)(B);

(iii)	if any ‘A’ Preference Dividend (including any amount payable pursuant to this sub-paragraph) , is for whatever reason not paid in full on the Dividend Date (“the Default Date”) , then the Company shall be liable to pay to the holders of the ‘A’ Preference Shares (in proportion to the number of ‘A’ Preference Shares held by each of them) on the next date the ‘A’ Preference Dividend is due, in addition to the ‘A’ Preference Dividend then payable, an amount (net of any advance corporation tax payable by the Company) equal to the aggregate of the unpaid ‘A’ Preference Dividend on the Default Date and interest thereon at a rate equal to 14% per annum or 4% above the base lending rate of Bank of Scotland at that time (whichever is the greater) such interest to be calculated daily from the Default Date;

(b)	as regards capital:

on a return of assets on a liquidation, reduction of capital or otherwise, the holders of ‘A’ Preference Shares shall be entitled

(in proportion to the number of ‘A’ Preference Shares held by each of them), in priority to all other shareholders, to be paid out of the surplus assets of the Company remaining after payment of its liabilities the Subscription Price for the ‘A’ Preference Shares together with a sum equal to any Arrears calculated down to the date of the return of capital;

(c)	as regards voting in general meetings:

the holders of the ‘A’ Preference Shares shall be entitled to receive notice of and to attend at general meetings of the Company but shall not be entitled to vote upon any resolution;

(d)	as regards redemption, the ‘A’ Preference Shares shall, subject to the Act, be redeemed on and subject to the following terms and conditions:

(i)	subject to the right of the Company to redeem the ‘A’ Preference Shares in accordance with sub-paragraph (iii) of this paragraph (d), the ‘A’ Preference Shares shall be redeemed by the Company pro rata to the number of ‘A’ Preference Shares held by each holder thereof in the amounts and on the dates given in the table below or, if earlier (at the option of each holder of ‘A’ Preference Shares and in respect of all of the ‘A’ Preference Shares held by such holder then unredeemed and outstanding), on a Sale or Listing:

Redemption Date	Number of ‘A’ Preference Shares to be redeemed
30 June 1996	675,000
31 December 1996	675,000
30 June 1997	1,350,000
31 December 1997	1,350,000
30 June 1998	1,350,000
31 December 1998	1,350,000

6,750,000

(ii)	if the Company shall fail or be unable to redeem all or any of the ‘A’ Preference Shares falling to be redeemed on any Redemption Date in accordance with sub-paragraph (d) (i) above then the rate of the ‘A’ Preference Dividend on all of the ‘A’ Preference Shares overdue for redemption shall be increased with effect from the date on which such ‘A’ Preference Shares were due for redemption from 7.5% to 10.5% per annum on the Subscription Price of such shares (net of any advance corporation tax payable by the Company) until such ‘A’ Preference Shares are redeemed;

(iii)	the Company may at any time by giving not less than 14 days notice in writing to the holders of ‘A’ Preference Shares redeem the whole or any part of the ‘A’ Preference Shares then outstanding pro rata to the number of shares held by each holder thereof;

(iv)

on each Redemption Date, each registered holder of ‘A’ Preference Shares to be redeemed shall deliver to the Company at its registered office the share certificates for such ‘A’ Preference Shares and thereupon the Company shall pay to such holder (or, in the case of joint holders, to the holder whose name stands first in the register of members in respect of such shares) the amount due to him in respect of such redemption and shall issue a new share certificate in respect of any unredeemed ‘A’ Preference Shares comprised in the certificate delivered by him;

(v)	as a condition of the redemption, there shall be paid on each ‘A’ Preference Share redeemed the Subscription Price for such share together with:

(A)	a sum equal to any Arrears in respect of such ‘A’ Preference Share (including, for the avoidance of doubt, Arrears of the special dividend payable pursuant to paragraph (B) below) calculated down to the relevant Redemption Date;

(B)	a special fixed cumulative preferential dividend of an amount (inclusive of any associated tax credit) equal to 5% per annum calculated daily of the Subscription Price on each ‘A’ Preference Share redeemed, and compounded on 31 December in each year from the date of issue of such share until the Redemption Date; and

(vi)	the receipt of the registered holder (or, in the case of joint holders, the holder whose name stands first in the register of members) for the time being of any ‘A’ Preference Shares being redeemed for the monies payable on redemption of such shares shall constitute an absolute discharge to the Company in respect thereof.

2.3	‘B’ Preference Shares

The ‘B’ Preference Shares shall entitle the holders thereof to the following rights:

(a)	as regards dividend, subject to the Act and to the rights of the holders of ‘A’ Preference Shares in respect of the ‘A’ Preference Dividend, the Company may in the discretion of the Directors by resolution of the board of Directors (provided such discretion is exercised by the Directors in accordance with terms agreed on the date of adoption of these Articles or within two days thereafter by all the holders of ‘B’ Preference Shares at such date with the Company) pay to the holders of the ‘B’ Preference Shares a cumulative preferential dividend in priority to any other payment of dividend which shall accrue on a daily basis from their respective dates of issue for such period or periods as the Directors shall resolve (if any) at the rates set out below:

(i)	in respect of each such period or periods of each financial year of the Company there shall be paid a dividend at such rates (or proportion of such rates) as are set opposite the respective financial years of the Company in the table below on the Subscription Price of such shares (such rates to be net of any advance corporation tax payable by the Company), such dividend (if any) to be payable six monthly in arrears on 30 June and 31 December in each financial year of the Company provided that the first payment of dividend hereunder (if any) may be on 31 December 1993 in respect of all or any part of the period from the date of adoption of these Articles to 31 December 1993:

Year Ending	‘B’ Preference Dividend rate (net of ACT)
31 December 1993:	6.0% for each complete financial year (or pro rata for such period or periods representing less than a complete financial year)

31 December 1994 and each financial year thereafter:	7.5% for each complete financial year (or pro rata for such period or periods representing less than a complete financial year)

(ii)	a special fixed cumulative preferential dividend in accordance with Article 2.3(d) (v) (B);

(iii)	if any ‘B’ Preference Dividend that is payable (including any amount payable pursuant to this sub-paragraph), is for whatever reason not paid in full on the Dividend Date (“the Default Date”), then (subject to the rights of the holders of ‘A’ Preference Shares in respect of such shares) the Company shall be liable to pay to the holders of the ‘B’ Preference Shares (in proportion to the number of ‘B’ Preference Shares held by each of them) on the next date the ‘B’ Preference Dividend is due, in addition to the ‘B’ Preference Dividend then payable, an amount (net of any advance corporation tax payable by the Company) equal to the aggregate of the unpaid ‘B’ Preference Dividend on the Default Date and interest thereon at a rate equal to 14% per annum or 4% above the base lending rate of Bank of Scotland at that time (whichever is the greater) such interest to be calculated daily from the Default Date;

(b)	as regards capital:

on a return of assets on a liquidation, reduction of capital or otherwise, the holders of ‘B’ Preference Shares shall be entitled (in proportion to the number of ‘B’ Preference Shares held by each of them), subject to the rights of the holders of the ‘A’ Preference Shares in respect of their holdings of such shares but in priority to all other shareholders, to be paid out of the surplus assets of the Company remaining after payment of its liabilities the Subscription Price for the ‘B’ Preference Shares together with a sum equal to any Arrears calculated down to the date of the return of capital;

(c)	as regards voting in general meetings:

the holders of the ‘B’ Preference Shares shall be entitled to receive notice of and to attend at general meetings of the Company but shall not be entitled to vote upon any resolution;

(d)	as regards redemption, the ‘B’ Preference Shares shall, subject to the Act, be redeemable on and subject to the following terms and conditions:

(i)	subject to the right of the Company to redeem the ‘B’ Preference Shares in accordance with sub-paragraph (iii) of this paragraph (d), the ‘B’ Preference Shares may in the absolute discretion of the Directors by resolution of the Board of directors be redeemed by the Company, (provided such discretion is exercised by the Directors in accordance with terms agreed on the date of adoption of these Articles or within two days thereafter by all the holders of ‘B’ Preference Shares at such date with the Company), pro rata to the number of ‘B’ Preference Shares held by each holder thereof, in part or in whole in the amounts and on the dates given in the table below or such later date or dates as the Directors shall determine or shall be redeemed, if earlier (at the option of each holder of ‘B’ Preference Shares and in respect of all of the ‘B’ Preference Shares held by such holder then unredeemed and outstanding), on a Sale or Listing:

Redemption Date	Number of ‘B’ Preference Shares to be redeemed
30 June 1996	325,000
31 December 1996	325,000
30 June 1997	650,000
31 December 1997	650,000
30 June 1998	650,000
31 December 1998	650,000

3,250,000

(ii)	if for reasons other than the valid exercise of discretion by the Directors in accordance with Article 2.3(d)(i) above, the Company shall fail or be unable to redeem all or any of the ‘B’ Preference Shares falling to be redeemed on any Redemption Date in accordance with sub-paragraph (d) (i) above then the rate of the ‘B’ Preference Dividend on all of the ‘B’ Preference Shares overdue for redemption shall (in respect of each period or periods the Directors shall under Article 2.3 (a) have resolved to pay the ‘B’ Preference Dividend) be increased with effect from the date on which such ‘B’ Preference Shares were due for redemption from 7.5% to 10.5% per annum (or pro rata for such period or periods which represents or represent less than a complete financial year) on the Subscription Price of such shares (net of any advance corporation tax payable by the Company) until such ‘B’ Preference Shares are redeemed;

(iii)	the Company may at any time by giving not less than 14 days notice in writing to the holders of ‘B’ Preference Shares redeem the whole or any part of the ‘B’ Preference Shares then outstanding pro rata to the number of shares held by each holder thereof;

(iv)	on each Redemption Date, each registered holder of ‘B’ Preference Shares to be redeemed shall deliver to the Company at its registered office the share certificates for such ‘B’ Preference Shares and thereupon the Company shall pay to such holder (or, in the case of joint holders, to the holder whose name stands first in the register of members in respect of such shares) the amount due to him in respect of such redemption and shall issue a new share certificate in respect of any unredeemed ‘B’ Preference Shares comprised in the certificate delivered by him;

(v)	as a condition of the redemption, there shall be paid on each ‘B’ Preference Share redeemed the Subscription Price for such share together with:

(A)	a sum equal to any Arrears in respect of such ‘B’ Preference Share (including, for the avoidance of doubt, Arrears of the special dividend payable pursuant to paragraph (B) below) calculated down to the relevant Redemption Date;

(B)	a special fixed cumulative preferential dividend of an amount (inclusive of any associated tax credit) equal to 5% per annum calculated daily of the Subscription Price on each ‘B’ Preference Share redeemed, and compounded on 31 December in each year from the date of issue of such share until the Redemption Date; and

(vi)	the receipt of the registered holder (or, in the case of joint holders, the holder whose name stands first in the register of members) for the time being of any ‘B’ Preference Shares being redeemed for the monies payable on redemption of such shares shall constitute an absolute discharge to the Company in respect thereof.

2.4	‘A’ Ordinary Shares

The ‘A’ Ordinary Shares shall entitle the holders thereof to the following rights:

(a)	as regards dividend:

(i)	(A)	first after making all necessary provisions for payment in any financial year of the Preference Dividends (including Arrears of the same in respect of any period) and for all amounts payable upon redemption of the Preference Shares, the Company shall pay to the holders of the ‘A’ Ordinary Shares as from (and inclusive of) the accounting period ending 31 December 1997 a cumulative cash dividend (“the Participating Dividend”) of a sum (net of any advance corporation tax payable by the Company) which is equal to 40% of the Post-tax Profits, after deducting the amount (net of any advance corporation tax payable by the Company) of ‘A’ Preference Dividend paid to ‘A’ Preference Shareholders, for each accounting period of the Company: provided that the total dividends received by the holders of ‘A’ Ordinary Shares and their Permitted Transferees in respect of the shares of any class of share capital of the Company shall not exceed more than £1,500,000 in aggregate in respect of any single accounting period (but excluding for the purpose of such limit any special dividend paid or payable under Article 2.2(d) (v) (B) and any Arrears of any dividends in respect of any earlier accounting period) net of any advance corporation tax paid or payable by the Company; the Participating Dividend shall be deemed to accrue from day to day throughout each accounting period and shall become payable and be paid on whichever is the earlier of 30 April immediately following the end of the accounting period to which it relates and the date which is 14 days after the annual general meeting at which the accounts of the Company for such accounting period are laid before the members of the Company; and

	(B)	provided that, without affecting the rights of the holders of ‘A’ Ordinary Shares to dividends other than the Participating Dividend:

(1)	the Participating Dividend shall be reduced pro tanto in respect of any accounting period commencing after 31 December 1999 to the extent that the holders of such shares and their Permitted Transferees shall, in respect of the shares of any class, have received or would otherwise thereby be entitled to receive more than £4,500,000 in dividends (net of any advance corporation tax paid or payable by the Company) in aggregate in respect of (and inclusive of) the financial year ending 31 December 1997 and thereafter (excluding for this purpose any special dividend received or payable under Article 2.2(d) (v) (B) and any

Arrears of dividends due in respect of any earlier accounting period) and the Participating Dividend shall cease to be payable upon such amount of dividends having been received by such persons; and

(2)	if any ‘A’ Ordinary Shares are at any time transferred to any person, company or entity which is not a UK Investment Fund or a Permitted Transferee of a UK Investment Fund such ‘A’ Ordinary Shares shall automatically be converted into and redesignated as Ordinary Shares ranking pari passu with the other Ordinary Shares in issue, subject (where such transfer takes place after the end of any accounting period in respect of which any Participating Dividend is or becomes due and payable) to the right of the transferor of such ‘A’ Ordinary Shares to receive on the next date of payment of the Participating Dividend its pro rata share of the Participating Dividend that would otherwise be payable to such transferor under sub-paragraph (A) above with respect to such period (but only to the extent such Participating Dividend shall not have been paid with respect to such shares) and provided that no further Participating Dividend shall thereafter be payable in respect of the shares so transferred (but without limiting the right for the Ordinary Shares arising upon conversion to receive a dividend pursuant and subject to the provisions of Article 2.5(a)).

(3)	where any ‘A’ Ordinary Shares shall have been converted into and redesignated as Ordinary Shares pursuant to in sub-paragraph (2) above:

(a)         the amount of the aggregate Participating Dividend payable to all the holders of the ‘A’ Ordinary Shares (if any) in respect of the accounting period during which such conversion occurs (in this Article 2.4(a) (i) (B) (3) referred to as the “Conversion Accounting Period”) and the accounting period(s) commencing after the date of any such conversion; and

(b) the limits on the total amounts of dividends payable referred to in Articles 2.4(a) (i)(A) and (B) above;

shall each be reduced by the proportion that the aggregate number of ‘A’ Ordinary Shares that shall have been so converted under sub-paragraph (2) above during the Conversion Accounting Period and all earlier accounting period(s) bears to the total number of issued ‘A’ Ordinary Shares that shall be, and have been in issue prior to such conversion.

(ii)	secondly as set out in Article 2.6;

(iii)	if any Participating Dividend (including any amount payable pursuant to this sub-paragraph), is for whatever reason not paid in full within 3 days of the date when it is due for payment (“the Default Date”), then the Company shall be liable to pay to the holders of the ‘A’ Ordinary Shares (in proportion to the number of ‘A’ Ordinary Shares held by each of them) on the next date the Participating Dividend is due, in addition to the Participating Dividend then payable, an amount (net of any advance corporation tax payable by the Company) equal to the aggregate of the unpaid Participating Dividend on the Default Date and interest thereon at a rate equal to 3% per annum above the base lending rate of Bank of Scotland for the time being, such interest to be calculated daily from the Default Date;

(b)	as regards capital:

on a return of assets on a liquidation, reduction of capital or otherwise, the holders of the ‘A’ Ordinary Shares shall, subject to the rights of the holders of the Preference Shares, be entitled (in proportion to the number of ‘A’ Ordinary Shares held by each of them), pari passu with the holders of the Ordinary Shares in respect of such shares to be paid the surplus assets of the Company remaining after payment of its liabilities;

(c)	as regards voting in general meetings:

the holders of the ‘A’ Ordinary Shares shall be entitled to receive notice of and to attend and vote at general meetings of the Company; on a show of hands every holder of ‘A’ Ordinary Shares who (being an individual) is present in person or by proxy or (being a corporation) is present by a duly authorised representative or by proxy shall have one vote and on a poll every holder of ‘A’ Ordinary Shares so present shall have one vote for each ‘A’ Ordinary Share held by him; and

2.5	Ordinary Shares

The Ordinary Shares shall entitle the holders thereof to the following rights:

(a)	as regards dividend:

(i)	first after making all necessary provisions for payment in any financial year of the Preference Dividends and the Participating Dividend (including arrears in respect of any period) and all amounts payable upon redemption of the Preference Shares, the Company shall, immediately prior to a Sale or Listing pay to the holders of the Ordinary Shares in respect of such shares, a special dividend equal to the total amount of Participating Dividend that shall have been paid to the holders of ‘A’ Ordinary Shares pursuant to Article 2.4 (a) (i) provided that the amount of dividend payable under this Article 2.5 (a) (i) in respect of any Ordinary Share which shall have arisen by conversion and redesignation of an ‘A’ Ordinary Share pursuant to Article 2.4 (a) (i) (B) (2) shall be reduced by the amount (if any) of Participating Dividend that shall have been paid in respect of that Ordinary Share prior to its conversion into, and redesignation as, an Ordinary Share including any Participating Dividend which shall have been paid or may be payable after its conversion pursuant to Article 2.4 (a) (i) (B) (2) ;

(ii)	secondly as set out in Article 2.6.

(b)	as regards capital:

on a return of assets on a liquidation, reduction of capital or otherwise, the holders of the Ordinary Shares shall, subject to the rights of the holders of the Preference Shares, be entitled (in proportion to the number of Ordinary Shares held by each of them), pari passu with the holders of the ‘A’ Ordinary Shares in respect of such shares to be paid the surplus assets of the Company remaining after payment of its liabilities;

(c)	as regards voting in general meetings:

the holders of the Ordinary Shares shall be entitled to receive notice of and to attend and vote at general meetings of the Company; on a show of hands every holder of Ordinary Shares who (being an individual) is present in person or by proxy or (being a corporation) is present by a duly authorised representative or by proxy shall have one vote and on a poll every holder of Ordinary Shares so present shall have one vote for each Ordinary Share held by him.

2.6	‘A’ Ordinary Shares and Ordinary Shares

As regards further dividend entitlement:

after making all necessary provisions for payment in any financial year of the Preference Dividends and any Participating Dividend (including Arrears of any of the same in respect of any period) and all amounts payable upon redemption of the Preference Shares, the Company shall apply any profits which the Directors resolve thereafter to distribute in any such year, as follows:

in respect of each financial year of the Company there shall be paid a non-cumulative dividend, in respect of which the ‘A’ Ordinary Shares and Ordinary Shares shall rank pari passu and pro rata to the holdings respectively of such shares, at such rates as are set opposite the respective financial years of the Company in the table, and as provided below on the Subscription Price of shares in the Ordinary Share Capital (such rates to be net of any advance corporation tax payable by the Company) such dividend to be payable on whichever is the earlier of 30 April immediately following the end of the relevant financial year and the date which is 14 days after the audited accounts of the Company in the relevant financial year shall have been delivered to the Company in general meeting:

Year Ending	Dividend rate (net of ACT)
31 December 1993:	4.5%
31 December 1994 and each financial year thereafter:	6.0%

provided that the aggregate amount of dividend payable to the holders of shares in the Ordinary Share Capital in respect of their holdings of shares in the Ordinary Share Capital in respect of any financial year pursuant to the foregoing provisions of this Article 2.6 shall not in any circumstances exceed one-third of the Post-tax Profits of the Company for the financial year in question and provided further that the dividend payable pursuant to the foregoing provisions of this Article 2.6 shall not be cumulative and shall not be payable at any time when the Company has insufficient distributable profits or insufficient Post-tax Profits during the relevant year.

2.7

Unless the Company is prohibited by law and subject to the foregoing provisions of these Articles, the ‘A’ Preference Dividend, ‘B’ Preference Dividend, Participating Dividend and including (for the avoidance of doubt) the special dividends referred to in Article 2.2(d) (v) (B), 2.3(d) (v) (B) and 2.5(a) (i) respectively shall (notwithstanding Regulations 102 to 108 inclusive or any provision of these Articles and in particular notwithstanding that there has not been a recommendation of the Directors or resolution of the Company in general meeting) be paid immediately on the due date and if not then paid shall be a debt due by the Company and be payable in accordance with their respective priorities inter se but in priority to any other dividend.

2.8	The Company shall procure that each of its subsidiaries which has profits available for distribution shall from time to time declare and pay to the Company such dividends to the extent possible as are necessary to permit lawful and prompt payment by the Company of the ‘A’ Preference Dividend, ‘B’ Preference Dividend, Participating Dividend and including (for the avoidance of doubt) the special dividends referred to in Articles 2.2(d)(v)(B), 2.3(d)(v)(B) and 2.5(a)(i) respectively and any Arrears of the same due and the lawful and prompt redemption of the Preference Shares in accordance with these Articles.

2.9	Subject to the Act, and provided it is a private company, the Company shall be authorised to make a payment in respect of the redemption or purchase of any of its own shares otherwise than out of distributable profits of the Company or the proceeds of a fresh issue of shares.

2.10	Share certificates shall be executed in accordance with the Act but shall not be required to be sealed. Regulation 6 shall be modified accordingly.

3	ISSUE OF SHARES

Subject to the provisions of the Act, all unissued shares shall be at the disposal of the Directors and they may allot, grant rights, options or warrants to subscribe or otherwise dispose of them to such persons, at such times, and on such terms as they think proper.

4	TRANSFER OF SHARES

4.1	Subject to the provisions of Regulation 24 any shares may at any time be transferred:

(a)	to any person with the prior consent in writing of holders of shares entitled to cast 80% of the votes exercisable on a poll at a general meeting of the Company (which consent may be granted unconditionally or subject to terms or conditions and in the latter case any share so transferred shall be held subject to such terms and conditions notified in writing to the transferee prior to registration of the transfer); or

(b)	by any member being a company to a Member of the same Group as the Transferor Company; or

(c)	by any person entitled to shares in consequence of the death or bankruptcy of an individual member to any person or trustee to whom such individual member, if not dead or bankrupt, would be permitted hereunder to transfer the same; or

(d)	by a holder of ‘A’ Preference Shares or ‘A’ Ordinary Shares which is an Investment Fund to its custodian or nominee or by such member or any other member which is an Investment Fund:

(i)	to any nominee or custodian for such Investment Fund and vice versa;

(ii)	to any unitholder, shareholder, partner, participant, manager or adviser (or an employee of such manager or adviser) in any such Investment Fund; or

(iii)	to any other Investment Fund managed or advised by the same manager or adviser as the transferor; or

provided that no such transferee is a person, company or other entity operating helicopter and related support services to customers operating offshore gas and oil installations in the United Kingdom sector of the North Sea or is a person, company or other entity which is controlled by or acting in concert with such first-mentioned person, company or entity;

(e)	to a nominee or to a Member of the same Group of any of the persons referred to in sub-paragraphs (i) (ii) or (iii) of paragraph (d) above;

(f)	by the Scheme Trustees to new trustees of the Scheme or to any Eligible Employee or Participant;

(g)	by a Participant to another Participant or an Eligible Employee where such transfer takes place after 31st December 1995 and is approved in writing by the Scheme Trustees.

4.2	If a Transferee Company ceases to be a Member of the same Group as the Transferor Company from which (whether directly or by a series of transfers under Article 4.1(b)) the Relevant Shares derived, it shall be the duty of the Transferee Company to notify the Directors in writing that such event has occurred and (unless the Relevant Shares are thereupon transferred to the Transferor Company or a Member of the same Group as the Transferor Company, any such transfer being deemed to be authorised under the foregoing provisions of this Article) the Transferee Company shall be bound, if and when required in writing by the Directors so to do, to give a Transfer Notice in respect of the Relevant Shares.

5	PRE-EMPTION ON TRANSFER

5.1	Except in the case of a Permitted Transfer, the right to transfer shares or any interest in shares in the Company shall be subject to the following restrictions and provisions. References in this Article 5 to transferring shares or Sale Shares shall include any interest in and grant of contractual rights or options over or in respect of shares.

5.2	Any person (“the Proposing Transferor”) proposing to transfer any shares in the capital of the Company (“the Sale Shares”) shall be required before effecting, or purporting to effect the transfer, to give a notice in writing to the Company that he desires to transfer the Sale Shares and shall state in the Transfer Notice the identity of the person (if known) to whom the Proposing Transferor desires to transfer the beneficial interest in the Sale Shares. The Transfer Notice shall constitute the Company his agent for the sale of the Sale Shares (together with all rights then attached thereto) at the Prescribed Price (as determined in accordance with Articles 5.3 and/or 5.4) during the Prescribed Period (as defined in Article 5.5) to any member or to any other person selected or approved by the Directors on the basis set out in the following provisions of these Articles and shall not be revocable except with the consent of the Directors.

5.3	The Prescribed Price (subject to the deduction therefrom where the Prescribed Price has been agreed with the Directors of any dividend or other distribution declared or made after such agreement and prior to the date on which the Transfer Notice was given (“the Notice Date”)) shall be the higher of:

(a)	the price per Sale Share agreed not more than one month before the Notice Date between the Proposing Transferor and the Directors as representing the fair value thereof;

(b)	the price per Sale Share agreed not more than one month before the Notice Date between the Proposing Transferor and the Directors which is acceptable to the Proposing Transferor and not more than fair value thereof; and

(c)	the price contained in a bona fide offer received from a third party by the Proposing Transferor not more than one month before the Notice Date and which remains open for acceptance in respect of the Sale Shares until at least seven days after the last date for compliance with the pre-emption provisions contained in this Article 5 (but subject to the right of the Directors to satisfy themselves that such offer is bona fide, for the consideration stated in the offer without any deduction, rebate or allowance whatsoever to the purchaser and so open for acceptance).

5.4	If, prior to the giving of the Transfer Notice, the Prescribed Price shall not have been agreed or determined in accordance with Article 5.3, upon the giving of the Transfer Notice the Directors shall refer the matter to the Auditors and the Auditors shall determine and certify the sum per share considered by them to be the fair value thereof as at the Notice Date (having regard, if such shall be the case, that the Sale Shares constitute a minority of the issued Ordinary Share Capital and any other share conferring votes at general meetings) and the sum per share so determined and certified shall be the Prescribed Price. The Auditors shall act hereunder at the cost and expense of the Company as experts and not as arbitrators or arbiters and their determination shall be final and binding on all persons concerned and, in the absence of fraud, they shall be under no liability to any such person by reason of their determination or certificate or by anything done or omitted to be done by them for the purpose thereof or in connection therewith.

5.5	If the Prescribed Price was agreed or determined as provided in Article 5.3, the Prescribed Period shall commence on the Notice Date and expire 12 weeks thereafter. If the Prescribed Price is to be determined in accordance with Article 5.4, the Prescribed Period shall commence on the Notice Date and shall expire two months after the date on which the Auditors shall have notified the Directors of their determination of the Prescribed Price. Pending such determination the Directors shall defer the making of the offers mentioned in Article 5.6.

5.6	(A)	All Scheme Shares included in any Transfer Notice shall by notice in writing (“the Option Notice”) be offered by the Company forthwith upon receipt (subject to Article 5.5) of the relative Transfer Notice to the Scheme Trustees for purchase at the Prescribed Price. The Option Notice shall limit the time in which the offer may be accepted, not being less than fourteen days from the date of the Option Notice or (where applicable) the date of determination of the Prescribed Price whichever is the later (“the Option Date”). If the Scheme Trustees shall, not later than the Option Date accept by notice in writing some or all of the Scheme Shares offered to them, then the transfer of such shares shall proceed in accordance with Articles 5.8, 5.9 and 5.10 hereof.

	(B)	All Scheme Shares which are not so accepted by the Scheme Trustees as provided in Article 5.6(A) above, or which are, by notice in writing addressed to the Company, formally declined by the Scheme Trustees, or all shares (not being Scheme Shares) included in any Transfer Notice shall, by notice in writing, be offered by the Company not later than the fourteenth day after the expiry of the Option Date or after the date of such notice of declinature (whichever shall first occur) or, in respect of shares not being Scheme Shares forthwith on receipt (subject to Article 5.5) of the relative Transfer Notice to all members holding shares of the same class as the Sale Shares (“class members”) (other than the holder of the Sale Shares) for purchase at the Prescribed Price on the terms that in case of competition the Sale Shares shall be sold to the acceptors in proportion (as nearly as may be without involving fractions or increasing the numbers sold to any member beyond that applied for by him) to their existing holdings of shares of the same class as the Sale Shares (but excluding the Sale Shares). For the purpose of this Article 5 only Scheme Shares and Ordinary Shares shall be deemed to be shares of a different class. Such offer:

(a)	shall stipulate a time not exceeding 28 days within which it must be accepted or in default will lapse; and

(b)	may stipulate that any class members who desire to purchase a number of Sale Shares in excess of the proportion to which each is entitled shall in their acceptance state how many excess Sale Shares they wish to purchase and any shares not accepted by other class members shall be used for satisfying the requests for excess Sale Shares pro rata the existing shares of the same class as the Sale Shares respectively held by class members making such requests.

If the Company shall not within the period ending on the date which is 42 days after the Notice Date or, if later, 42 days after the date of determination of the Prescribed Price (“the Relevant Date”) find a class member or members willing to purchase all of the Sale Shares it shall offer any unsold Sale Shares to the holders of each of the other classes of shares in the order and to the extent stated in the table below. Each such offer shall be made in similar manner to the offer to the class members and the procedure of offer and acceptance for class members shall apply to the members of the other classes. The period during which the Company shall try to find prospective purchasers in each other class shall, in the case of those of the class marked “First” in the table below, be the period commencing 42 days after the Relevant Date and terminating 51 days after the Relevant Date, in the case of those of the class (if any) marked “Second” be the period commencing 52 days after the Relevant Date and ending 61 days thereafter and in the case of those of the class (if any) marked “Third” be the period commencing 62 days after the Relevant Date and ending 70 days thereafter.

Shares Transferred	First	Second	Third
‘A’ Ordinary/ ‘A’ Preference	‘B’ Preference	Ordinary (not being Scheme Shares )	—
Ordinary (not being Scheme Shares)	‘A’ Ordinary	‘B’ Preference	—
‘B’ Preference	‘A’ Ordinary/ ‘A’ Preference	Ordinary (not being Scheme Shares)	—
Ordinary (being Scheme Shares)	Ordinary (not being Scheme Shares)	‘A’ Ordinary	‘B’ Preference

5.7	Any shares not accepted by any of the members pursuant to the foregoing provisions of these Articles by the end of the last of the relevant periods under Article 5.6 may be offered by the Directors to such persons as they may think fit for purchase at the Prescribed Price, provided that no shares in the Company may be sold to a person who is not then already a member, in the circumstances described in Article 5.10(c), except in accordance with the provisions of that Article.

5.8	If the Company shall within the Prescribed Period find members or such other persons as aforesaid (each such person being hereinafter called “a Purchaser”) to purchase the Sale Shares or any of them and give notice in writing thereof to the Proposing Transferor he shall be bound, upon payment to him of the Prescribed Price, to transfer such shares to the respective Purchaser(s), provided that, if the Transfer Notice shall state that the Proposing Transferor is not willing to transfer some only of the Sale Shares (which he shall not be entitled to do if he is required by virtue of any provision of these Articles other than this Article 5 to give a Transfer Notice), this provision shall not apply unless the Company shall have found Purchasers for all of the Sale Shares. Every notice given by the Company under this Article 5.8 shall state the name and address of each Purchaser and the number of Sale Shares agreed to be purchased by him and the purchase shall be completed at a place and time to be appointed by the Directors not being less than three days nor more than ten days after the date of the notice.

5.9	If a Proposing Transferor shall fail or refuse to transfer any Sale Shares to a Purchaser(s) hereunder the Directors may authorise some person to execute and deliver on his behalf the necessary transfer and the Company may receive the purchase money in trust for the Proposing Transferor and cause the Purchaser(s) to be registered as the holder of such shares. The receipt of the Company for the purchase money shall constitute a good discharge to the Purchaser(s) (who shall not be bound to see to the application thereof) and after the Purchaser(s) has been registered in purported exercise of the aforesaid powers the validity of the proceedings shall not be questioned by any person. The Company shall not pay the purchase money to the Proposing Transferor until he shall have delivered his share certificate(s) or a suitable indemnity and the necessary transfers to the Company.

5.10	If the Company shall not within the Prescribed Period find Purchasers willing to purchase any or all of the Sale Shares, or if the Company shall within the Prescribed Period give to the Proposing Transferor notice in writing that the Company has no prospect of finding Purchasers, the Proposing Transferor at any time during a period of 90 days after the end of the Prescribed Period shall be at liberty (subject only to the provisions of Regulation 24) to transfer those Sale Shares for which the Company has not within the Prescribed Period given notice that it has found (or has given notice that it has no prospect of finding) Purchasers to any person by way of a bona fide sale at any price not being less than the Prescribed Price (after deducting, where appropriate, any dividend or other distribution declared or made after the date of the Transfer Notice and to be retained by the Proposing Transferor) provided that:

(a)	if the Transfer Notice shall state that the Proposing Transferor is not willing to transfer part only of the Sale Shares he shall only be entitled to transfer all the unsold Sale Shares under this Article; and

(b)	the Directors may require to be satisfied that the Sale Shares are being transferred under this Article pursuant to a bona fide sale for the consideration stated in the Transfer Notice without any deduction, rebate or allowance whatsoever to the purchaser and if not so satisfied may refuse to register the instrument of transfer; and

(c)	in the case of any transfer of Sale Shares which are shares in the Ordinary Share Capital (but only including for this purpose a transfer by a member which is an Investment Fund if the transfer is to any person, company or other entity which is not an Investment Fund or a person which would be entitled to be its Permitted Transferee) the Proposing Transferor will not sell any Sale Shares under this Article unless the proposed purchaser(s)

of such shares in relation to each holder of shares in the Ordinary Share Capital:

(i)	shall have offered to purchase from each such holder of shares in the Ordinary Share Capital (at the Prescribed Price, in the case of shares of the same class as the Sale Shares, and such price as shall be determined in accordance with Article 5.4, in the case of shares of a different class to the Sale Shares) such proportion of each class of the Ordinary Share Capital held by each such holder of shares in the Ordinary Share Capital as is equal to the proportion which the shares in the Ordinary Share Capital being sold by the Proposing Transferor under this Article bears to the total holding of shares in the Ordinary Share Capital (including the shares to be sold) held by the Proposing Transferor; and

(ii)	shall, in respect of any holder of shares which wishes to take up the offer referred to in paragraph (i) above, acquire from such holder the shares in question at the relevant price simultaneously with the acquisition from the Proposing Transferor of the Sale Shares to be sold.

6	BARE NOMINEES

For the avoidance of doubt and without limitation, no share (other than any share so held on the date of adoption of these Articles or within two days thereafter) shall be held by any member as a bare nominee for and no interest in any share shall be sold to any person unless a transfer of such share to such person would rank as a Permitted Transfer or unless a Transfer Notice is given. If the foregoing provision shall be infringed the holder of such share shall be bound to give a Transfer Notice in respect thereof.

7	COMPULSORY TRANSFERS - GENERAL

7.1	A person entitled to a share in consequence of the bankruptcy of a member shall be bound at any time, if and when required in writing by the Directors so to do, to give a Transfer Notice in respect of such share.

7.2	If a share remains registered in the name of a deceased member for longer than one year after the date of his death the Directors may require the legal personal representatives of such deceased member either to effect a transfer of such shares (including for such purpose an election to be registered in respect thereof) being a Permitted Transfer or to show to the satisfaction of the Directors that a Permitted Transfer will be effected up to or promptly upon the completion of the administration of the estate of the deceased member or (failing compliance with either of the foregoing within one month or such longer period as the Directors may allow for the purpose) to give a Transfer Notice in respect of such share.

7.3	If a member which is a company or a Permitted Transferee of such member, either suffers or resolves for the appointment of a liquidator, administrator or administrative receiver over it or any material part of its assets, such member or Permitted Transferee shall forthwith at the request of the Directors be required to give a Transfer Notice in respect of all of the shares held by such member and/or such Permitted Transferee.

8	COMPULSORY TRANSFERS - MANAGEMENT SHAREHOLDERS

In the case of a Relevant Executive who shall have ceased to be a director, employee or consultant of the Company or any of its subsidiaries at any time, then within 12 months after such cessation, the Directors may serve notice on such Relevant Executive to give a Transfer Notice (as defined in Article 5) in respect of all of the shares held by such Relevant Executive for a price per share of either:

(a)	if such Relevant Executive shall have so ceased before 1 January 1996 in circumstances involving a breach by the Relevant Executive of his Service Agreement or terms of his service or leaving voluntarily except on death, ill health or on retirement age, then the price per share shall be the lower of cost and fair value as determined in accordance with Article 5.4;

(b)	if such Relevant Executive shall have so ceased before 1 January 1996 for any other reason than those reasons specified in paragraph (a) above, then the price per share shall be fair value as determined in accordance with Article 5.4;

(c)	if such Relevant Executive shall have so ceased on or after 1 January 1996 in circumstances involving a breach by the Relevant Executive of his Service Agreement or terms of his Service Agreement, then the price per share shall be the lower of cost and fair value as determined in accordance with Article 5.4;

(d)	if such Relevant Executive shall have so ceased on or after 1 January 1996 for any other reason than the reason specified in paragraph (c) above, then the price per share shall be fair value as determined in accordance with Article 5.4.

9	ACQUISITION OF CONTROL AND SALE PREFERENCE

9.1	In the event that any person or persons who was or were not a member or members of the Company on the date of adoption of these Articles or within two days thereafter (“the Acquiring Member”) (but excluding any holder of Preference Shares at the date hereof and the Permitted Transferees of such holder) either alone or in concert (as such expression is defined in the City Code on Takeovers and Mergers) with any other person(s), shall become beneficially entitled to more than 30% of the issued Ordinary Share Capital of the Company after the date of adoption of these Articles or being so beneficially entitled shall become beneficially entitled to a further 2% he shall forthwith be required to serve notice on the Company that he is so beneficially entitled and shall thereupon be bound to offer to purchase the remaining shares in the Company (including any shares issued by the Company within 21 days after notice shall have been served on the Company under this Article 9.1 pursuant to the exercise of outstanding options at the date of service of such notice to subscribe for shares in the capital of the Company) at a price per share (“the Acquisition Price”) equal to:

(a)	if the Acquiring Member shall have acquired any shares in the Company within the period of 12 months preceding the date on which he became beneficially entitled as aforesaid then in the case of shares of the same class, the highest price per share paid by the Acquiring Member for such shares in the Company acquired by him during that period; and

(b)	in any other case, such price as shall be agreed or determined in accordance with Article 5.3 or 5.4.

9.2	The Company shall forthwith give notice to every member other than the Acquiring Member that he may within 28 days from the date of such notice sell his shares to the Acquiring Member at the Acquisition Price. Any member may accept such offer by giving notice of his intention so to do to the Company accompanied by share certificates for the shares agreed to be sold together with the necessary transfers.

9.3	The Directors may at any time require any member to furnish the Company with details of the beneficial interests in the shares held by such member.

9.4	The Directors may require to be satisfied that the shares acquired by the Acquiring Member in the period referred to in Article 9.1 were acquired bona fide for the consideration stated in the transfer without any deduction rebate or allowance whatsoever to the purchaser and if not so satisfied may require a price to be agreed or determined in accordance with Articles 5.3 or 5.4.

9.5	If the Acquiring Member shall fail to offer for (or, if and to the extent that the offer is accepted, complete the purchase of) the shares held by other members he (and any member with whom he is acting in concert as provided in Article 9.1) shall cease to have any rights to vote or to dividends in respect of all the shares held by him and the Directors may refuse to register the transfer of the shares acquired by the Acquiring Member which give rise to the obligations under Article 9.1 and may require the Acquiring Member to serve a Transfer Notice in accordance with Article 5 in respect of all or any of the shares held by him.

9.6	Any sale of shares under Articles 9.1 to 9.5 is subject at all times to Article 5.

9.7	In the event of a Sale at an aggregate price which would result in any of the holders of Preference Shares or the holders of any of the shares in the Ordinary Share Capital receiving less than the Subscription Price on such shares by way of sale and/or -redemption and the amount of any Arrears and other amounts due or owing thereon, the total of any cash received in respect of the shares that are the subject of the Sale shall be re-allocated between the holders of such shares so as to ensure the following order of application of the aggregate sale proceeds as follows:

(a)	first, in paying to the holders of any ‘A’ Preference Shares that are unredeemed and outstanding the Subscription Price on all such shares together with all Arrears and other amounts due or owing thereon;

(b)	secondly, in paying to the holders of any ‘B’ Preference Shares that are unredeemed and outstanding the Subscription Price on all such shares together with all Arrears and other amounts due or owing thereon; and

(c)	thirdly, in paying to the holders of the shares in the Ordinary Share Capital pro rata to their respective holdings of the same an amount equal to the Arrears on all such shares; and

(d)	fourthly, in paying the balance pro rata to the holders of the Ordinary Share Capital.

10	INFORMATION CONCERNING SHAREHOLDINGS AND TRANSFERS

10.1

For the purpose of ensuring that a transfer of shares is a Permitted Transfer or that no circumstances have arisen whereby a Transfer Notice is or may be required to be given hereunder the Directors may from time to time require any member or the legal personal representatives of any deceased member or any person named as transferee in any transfer lodged for registration to furnish to the Company such information and evidence as the Directors may think fit regarding any matter which they may deem relevant to such purpose. Failing such information or evidence being furnished to the satisfaction of the Directors within a reasonable time after such requirement being made, the Directors shall be entitled to refuse to register the transfer in question or (if no transfer is in question) to require by notice in writing that a Transfer Notice be given in accordance with Article 5 in respect of the shares concerned.

10.2	In a case where the Directors have duly required a Transfer Notice to be given in respect of any shares and such Transfer Notice is not duly given within a period of one month, or such longer period as the Directors may allow for the purpose, such Transfer Notice shall (except and to the extent that a Permitted Transfer of any of such shares shall have been made) be deemed to have been given on such date after the expiration of the said period as the Directors may by resolution determine and the foregoing provisions of these Articles shall take effect accordingly.

10.3	From (and including) the date on which the Directors have duly required a Transfer Notice(s), all holders of shares the subject of such Transfer Notice(s) shall not transfer or encumber any of their shares or any interest in their shares (other than pursuant to such Transfer Notice(s)) until all proceedings pursuant to such Transfer Notice(s) have been finalised in accordance with these Articles.

11	PROCEEDINGS AT GENERAL MEETINGS

11.1	A poll may be demanded at any general meeting by the chairman or by any member present in person or by proxy and entitled to vote. Regulation 46 shall be modified accordingly.

11.2	A resolution in writing executed or approved by telegram, telefax or telex by or on behalf of the holders of all the issued Ordinary Share Capital and Preference Shares, shall be as valid and effectual as if the same had been duly passed at a general meeting and may consist of several documents in the like form, each executed by or on behalf of one or more persons. In the case of a corporation, the resolution may be signed on its behalf by a Director or the Secretary thereof or by its duly appointed attorney or duly authorised representative. Regulation 53 shall be modified accordingly.

12	ALTERNATE DIRECTORS

12.1	Any Director (other than an alternate Director) may at any time by writing under his hand and served on the Company at its registered office, or delivered at a meeting of the Directors, appoint any other Director, or any other person approved by resolution of the Directors and willing to act, to be an alternate Director and may remove from office an alternate Director so appointed by him. The same person may be appointed as the alternate Director of more than one Director.

12.2	An alternate Director shall be entitled:

(a)	to receive notice of all meetings of Directors and of all meetings of committees of Directors of which his appointor is a member, save that it shall not be necessary to give notice of such meeting to an alternate Director who is absent from the United Kingdom;

(b)	to attend, be counted in the quorum for and vote at any such meeting at which the Director appointing him is not personally present; and

(c)	generally at such meeting to perform all the functions of his appointor as a Director in his absence.

If an alternate Director is himself a Director or attends any such meeting as an alternate Director for more than one Director, then his voting rights shall be cumulative.

12.3	An alternate Director shall cease to be an alternate Director if his appointor ceases to be a Director; but, if a Director retires but is reappointed or deemed to have been reappointed at the meeting at which he retires, any appointment of an alternate Director made by him which was in force immediately prior to his retirement shall continue after his reappointment.

12.4	Any appointment or removal of an alternate Director shall be by notice to the Company signed by the Director making or revoking the appointment or in any other manner approved by the Directors.

12.5	An alternate Director shall alone be responsible for his own acts and defaults and he shall not be deemed to be the agent of the Director appointing him, except in relation to matters in which he acted (or failed to act) on the direction or at the request of his appointor.

12.6	Save as otherwise provided in these Articles, an alternate Director shall not have power to act as a Director nor shall he be deemed to be a Director for the purposes of these Articles. However, such an alternate Director shall owe the Company the same fiduciary duties and duty of care and skill in the performance of his office as are owed by a Director.

12.7	An alternate Director shall be entitled to contract and be interested in and benefit from contracts or arrangements or transactions and to be repaid expenses and to be indemnified to the same extent mutatis mutandis as if he were a Director but he shall not be entitled to receive from the Company in respect of his appointment as alternate Director any remuneration except only such part (if any) of the remuneration otherwise payable to his appointor as such appointor may by notice in writing to the Company from time to time direct.

12.8	Regulations 65 to 69 shall not apply.

13	DIRECTORS

13.1	The Directors shall not be subject to retirement by rotation. Regulations 73 to 75 and the last two sentences of Regulation 79 shall not apply and Regulations 76, 77, 78 and 80 shall be modified accordingly.

13.2	Without prejudice to the first sentence of Regulation 89, a meeting of the Directors or of a committee of the Directors may consist of a conference between directors who are not all in one place, but of whom each is able (directly or by telephonic communication) to speak to each of the others, and to be heard by each of the others simultaneously; and the word “meeting” in these Articles shall be construed accordingly.

13.3	A resolution in writing signed or approved by telegram telefax or telex by all the directors shall be as valid and effectual as if it had been passed at a meeting of Directors duly convened and held and may consist of several documents in the like form each signed by one or more Directors; but a resolution signed by an alternate Director need not also be signed by his appointor and, if it is signed by a Director who has appointed an alternate Director, it need not be signed by the alternate Director in that capacity. Regulation 93 shall not apply.

13.4

A Director may vote at a meeting of Directors or of a committee of Directors on any resolution concerning a matter in which he has, directly or indirectly, an interest or duty which is material and which conflicts or may conflict with the interests of the Company. Regulation

94 shall be modified accordingly, provided that he has disclosed to the Directors the nature and extent of any material interest or duty.

13.5	The office of a Director shall be vacated if he shall be removed from office by notice in writing served upon him signed by a majority of his co-Directors but so that if he holds an appointment to an executive office which thereby automatically determines, such removal shall be deemed an act of the Company and shall have effect without prejudice to any claim for damages for breach of contract of service or otherwise between him and the Company.

13.6	Subject to Article 13.5 the majority of the Directors shall have the right to appoint further director(s) of the Company, subject to a maximum number of nine Directors or such higher number as may be resolved upon by the Directors from time to time.

14	NOTICES

Notices shall be given to a member whose registered address is outside the United Kingdom. Regulation 112 shall be modified accordingly.

15	INDEMNITY

15.1	Without prejudice to any indemnity to which such officer may otherwise be entitled, every Director, Auditor, Secretary or other officer of the Company shall be indemnified by the Company against all costs, charges, losses, expenses, and liabilities incurred by him in the execution and discharge of his duties or in relation thereto including any liability incurred by him in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of the Company and in which judgment is given in his favour (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him by the Court. Regulation 118 shall not apply.

15.2	The Company may purchase and maintain for any Director, Secretary or other officer of the Company insurance against any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the Company.

Names and addresses of Subscribers

1.	Jordan Nominees (Scotland) Limited

24 Great King Street

EDINBURGH

EH3 6QN

2.	Oswalds International Formations Limited

24 Great King Street

EDINBURGH

EH3 6QN

Dated the 3rd day of January 1992.

Witnesses to the above signatures:-

Cathie Balneaves

24 Great King Street

EDINBURGH

EH3 6QN

Company Registration Agent